Exhibit 10.14
IEC Electronics Corp.
First Amendment to Option Award Agreement

First Amendment, dated as of August 4, 2006 (this “Amendment”) to the Option Award Agreement, dated as of August 12, 2003, (the “Option Agreement”) between IEC Electronics Corp., a Delaware corporation (the “Company”) and W. Barry Gilbert, an officer of the Company (the “Optionee”).

RECITALS:

A.
In accordance with the provisions of the 2001 Stock Option and Incentive Plan (the “Plan”) and pursuant to a resolution duly adopted by the Board of Directors of the Company on August 12, 2003, the Company and Optionee executed an Option Agreement, a copy of which is attached hereto as Exhibit A, pursuant to which Optionee was granted a Stock Option (the “Option”) to purchase up to 275,000 shares of common stock of the Company in accordance with the terms and conditions set forth in the Option Agreement.

B.	As of the date of this Amendment, options for 110,000 shares have vested and are exercisable until March 31, 2009, and options for 165,000 shares have not yet vested.

C.	The Company and Optionee desire to modify certain provisions of the Option Agreement in the manner set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties to this Amendment agree as follows:

1.	Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Option Agreement.

2.	Amendments.

A.	Sections 4 (a) (iii), (iv), and (v) of the Option Agreement are deleted in their entirety and replaced with the following:

4. Vesting and Exercise. This option shall vest and be exercisable as follows:

(a) (iii) 165,000 shares, if the Company’s Net Income for any fiscal year ending on or prior to September 30, 2008 equal or exceeds $1,000,000. For purposes of this Section 4 (a) (iii), Net Income shall be as stated in the Company’s audited financial statements for each of the fiscal years ended September 30, 2006, September 30, 2007, and September 30, 2008, except that Net Income in any of said fiscal years shall not include the effects of any acquisition in that year. In addition, Net Income in any of said fiscal years may be adjusted by the Compensation Committee to remove the effects of unusual events. After Net Income has been determined for each of said fiscal years, the Compensation Committee shall certify whether or not the performance goal has been achieved for that year. If the performance goal has not been achieved after the determination of Net Income for the fiscal year ended September 30, 2008, the shares provided for in this Section 4 (a) (iii) shall automatically be forfeited.

B.	Section 4 (b) of the Option Agreement is deleted in its entirety and replaced by the following:

(b) Notwithstanding that the performance goal set forth in 4 (a) (iii) above is reached, the shares shall not vest and be exercisable unless Optionee is either Chairman of the Board of Directors of the Company or the Company’s Chief Executive Officer on the date the performance goal has been met.

C.	Section 4 (c) of the Option Agreement is deleted in its entirety.

3.	Except as otherwise provided herein, the Option Agreement shall be unmodified and shall continue in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

IEC Electronics Corp.

By:
David J. Beaubien,
Chairman, Compensation Committee

Optionee:
W. Barry Gilbert,
Chairman of the Board and
Chief Executive Officer